EXHIBIT (E)

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of this 14th day of November, 2005 between ProShares Trust (“the Trust”), a Delaware business trust and SEI Investments Distribution Co. (the “Distributor”), a Pennsylvania corporation.

WHEREAS, the Trust is registered as an investment company with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and its shares are registered with the SEC under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 (the “1934 Act”), as amended and is a member of the NASD and will continue as such during the entire term of the agreement;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Trust and Distributor hereby agree as follows:

ARTICLE 1. Sale of Shares. The Trust grants to the Distributor the exclusive right to sell as agent units (the “Shares”) of the portfolios (the “Portfolios”) of the Trust at the net asset value per Share, plus any applicable sales charges in accordance with the current prospectus and statement of additional information, as agent and on behalf of the Trust, during the term of this Agreement and subject to the registration requirements of the 1933 Act, the rules and regulations of the SEC and the laws governing the sale of securities in the various states (“Blue Sky Laws”). In its capacity as distributor of the Shares, all activities of Distributor and its partners, agents, and employees shall, at its own expense, comply with all applicable laws, rules and regulations, including, without limitation, the 1940 Act, all rules and regulations promulgated by the Securities and Exchange Commission thereunder and all rules and regulations adopted by any securities association registered under the 1934 Act as modified by the exemptive relief obtained by the Trust, ProFund Advisors LLC and the Distributor. The Distributor will not maintain a secondary market in the Shares.

ARTICLE 2. Solicitation of Sales. In consideration of these rights granted to the Distributor, the Distributor agrees to use its best efforts in connection with the distribution of Shares of the Trust on a continuous basis; provided, however, that the Distributor shall not be prevented from entering into like arrangements with other issuers. In particular, the Distributor shall enter into Authorized Participant Agreements with persons who are participants in the system for book-entry of the Depository Trust Company (“DTC”), as authorized by the Advisor (“Authorized Participants”), consistent with applicable law and the registration statement and prospectus and statement of additional information of the Trust, to create and redeem Shares, consistent with the protocol described in Sections 1(a)(7) and 2(g) of the Services Agreement, of even date herewith, among ProFund Advisors LLC (the “Advisor”), the Distributor and SEI Investments Management Corporation (the “Services Agreement”). In addition, if the Trust adopts any distribution and/or shareholder servicing plan(s) pursuant to Rule 12b-1 under the 1940 Act (the “Plan(s)”), the Distributor shall enter into selling and/or investor servicing agreements (the

“Sales and Investor Services Agreements”) with various broker-dealers and any other financial institution exempt under federal or state securities laws from registration as a broker or dealer authorized by the Advisor, consistent with applicable law and the registration statement and prospectus, to sell Shares and provide services to shareholders, consistent with the protocol described in Sections 1(a)(8) and 2(f) of the Services Agreement. The Distributor, together with its affiliated companies, shall provide such additional specific services as are listed in Appendix A hereto, including without limitation generating and transmitting confirmations of purchase order acceptances to the purchasers of Shares. If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Shares will be processed by SEI except such unconditional orders as may have been placed with SEI before it had knowledge of the suspension. In addition, SEI shall accede to any suspension by the Trust of sales of Shares (and SEI’s authority to process orders for Shares), upon due notice to SEI if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension shall continue until such time as may be determined by the Trust. No Shares shall be offered by either you or the Fund under any of the provisions of this agreement and no orders for the purchase or sale of such Shares hereunder shall be accepted by the Fund if and so long as the effectiveness of the registration statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act or if and so long as a current prospectus as required by Section 10 of said Act is not on file with the Securities and Exchange Commission; provided, however, that nothing contained in this Paragraph shall in any way restrict or have any application to or bearing upon the Fund’s obligation to redeem or repurchase any Shares from any shareholder in accordance with the provisions of the Fund’s prospectus or charter documents. In the event of a suspension of the sale of Shares or the suspension of the determination of net asset value, SEI shall have no liability for processing orders before receiving due notice from the Trust regarding any such suspension.

SEI shall, in connection with the foregoing processes, maintain appropriate telephone facsimile and/or access to direct computer communication links with the Transfer Agent.

ARTICLE 3. Authorized Representations. The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the current registration statements and prospectuses of the Trust filed with the SEC or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use. The Distributor may prepare and distribute sales literature and other material as it may deem appropriate, provided that such literature and materials have been prepared in accordance with applicable rules and regulations.

ARTICLE 4. Registration of Shares. The Trust agrees that it will take all action necessary to register Shares under the federal securities laws (and state securities laws, in the Trust’s discretion) so that there will be available for sale the number of Shares the Distributor may reasonably be expected to sell and to pay all fees associated with said registration. The Trust shall make available to the Distributor such number of copies of its currently effective prospectus and statement of additional information as the Distributor may reasonably request to fulfill its obligations hereunder. The Trust shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares of the Trust. The costs associated with the drafting, typesetting, printing and mailing the prospectus or other information, financial statements or other papers shall be borne by the Trust or the Advisor. The Trust shall not pay any of the costs of advertising or promotion for the sale of the Shares, except as such payments may be made pursuant to a distribution and/or shareholder servicing plan adopted by the Trust.

ARTICLE 5. Delivery of Prospectus. The Distributor shall deliver copies of the prospectus of the Trust (or where appropriate, the product description, as approved by the Distributor, in lieu of the prospectus) to purchasers of Shares from the Trust (and, upon request, copies of the statement of additional information), except where such delivery is not required by applicable law. In addition, the Distributor shall ensure that all requests to the Distributor for prospectuses and statements of additional information are fulfilled (by providing information regarding such fulfillment requests to the relevant party designated by the Advisor); and (ii) provide the American Stock Exchange (“AMEX”) (and any other national stock exchange on which the Shares may be listed) with copies of prospectuses to be provided to purchasers in the secondary market (by providing information regarding delivery of prospectuses to the relevant exchange to the relevant party designated by the Advisor). In connection with the foregoing, the Distributor shall generally make it known in the brokerage community that prospectuses and statements of additional information are available, including by (i) advising AMEX on behalf of its member firms of the same and (ii) making such disclosure in all marketing and advertising materials prepared and/or filed by the Distributor with the NASD.

ARTICLE 6. Administration of the Plan(s). The Distributor agrees to administer on behalf of the Trust any Plan(s) adopted by the Trust under Rule 12b-1. The Distributor shall, at its own expense, set up and maintain a system of recording payments of fees and reimbursement of expenses disseminated pursuant to this Agreement and other agreements related to any such Plan(s) and, pursuant to the 1940 Act, report such payment activity to the Trust at least quarterly.

(a) The Distributor shall receive from the Trust all distribution and shareholder servicing fees, as applicable, at the rate and to the extent payable under the terms and conditions set forth in any Plan(s) adopted by the Trust, applicable to the appropriate class of shares of each Portfolio, as such Plan(s) may be amended from time to time, and subject to any further limitations on such fees as the Board of Trustees of the Trust may impose;

(b) The Distributor shall pay, from the fees accrued by the Trust pursuant to any such Plan(s), all fees and make reimbursement of all expenses, pursuant to and in accordance with such Plan(s) and any and all Sales and Investor Services Agreements referred to in Article 2 herein. In no event shall Distributor be entitled to retain for its own account any amount accrued pursuant to any such Plan(s).

ARTICLE 7. Expenses. The Distributor shall bear the following costs and expenses relating to the distribution of Shares of the Portfolios: (1) the costs of processing an maintaining records of creations of Shares; (2) the costs of maintaining the records required of a broker-dealer under the 1934 Act; (3) the expenses of maintaining its registration or qualification as a dealer or broker under federal or state laws; and (4) all other expenses incurred in connection with the distribution services contemplated herein, except as specifically provided in this Agreement or the Services Agreement.

ARTICLE 8. Privacy. In accordance with the Securities and Exchange Commission’s Regulation S-P (“Regulation S-P”), nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to the Distributor, or collected or retained by the Distributor in the course of performing its duties shall be considered confidential information. Distributor agrees that it shall not use such confidential information for any purpose other than to carry out its obligations under this Agreement, and further agrees that it shall not give, sell, or in any way transfer or disclose such confidential information to any person or entity, other than (i) affiliates of the Distributor who have entered into contractual arrangements with the Trust, and then only to the extent necessary to carry out the obligations under such contractual arrangements, (ii) at the discretion of the Trust, (iii) as required by law, or (iv) subject to (i) above, as permitted by law. Distributor represents that it has in place and shall maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of records and information related to customers of the Trust. Distributor warrants that prior to disclosing such confidential information to any person or entity as permitted in the previous sentence, Distributor shall obtain a representation from such person or entity that the person or entity has in place similar procedural safeguards designed to meet the objectives set forth in this paragraph. The Trust represents to the Distributor that it has adopted a Statement of its privacy policies and practices as required by Regulation S-P and agrees to provide Distributor with a copy of that statement annually

ARTICLE 9. Indemnification of Distributor. The Trust agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act (each, a “Distributor Indemnified Party”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), arising by reason of (i) any person acquiring any Shares, based upon the ground that the registration statement, prospectus, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading, (ii) an Authorized Participant’s failure to initially or subsequently fulfill the Trust’s creditworthiness standards or (iii) the failure to apply or inaccurate application of the Trust’s creditworthiness standards. However, the Trust does not agree to indemnify any Distributor Indemnified Party or hold it harmless to the extent that the statement or omission under paragraph (i) was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of such Distributor Indemnified Party.

In no case (i) is the indemnity of the Trust to be deemed to protect any Distributor Indemnified Party against any liability to the Trust or its Shareholders to which such Distributor Indemnified Party otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Trust to be liable to any Distributor Indemnified Party under the indemnity agreement contained in this paragraph with respect to any claim made against such Distributor Indemnified Party unless the Distributor or the Distributor Indemnified Party shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or such other person (or after the Distributor or the Distributor Indemnified Party shall have received notice of service on any designated agent). However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to the Distributor Indemnified Party against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

The Trust will also not indemnify any indemnitee with respect to any untrue statement or omission made in the registration statement or prospectus that is subsequently corrected in such document (or an amendment thereof or supplement thereof) if a copy of the prospectus (or such amendment or supplement) was not sent or given to the person asserting any such loss, liability, claim damage or expense at or before the written purchase confirmation to such person in any case where such delivery is required by the 1933 Act and the Trust had notified the Distributor of the amendment or supplement prior to the sending of the confirmation.

The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants.

The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of any of its Shares.

ARTICLE 10. Indemnification of Trust. The Distributor covenants and agrees that it will indemnify and hold harmless the Trust and each of its Trustees and officers and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act (each, a “Trust Indemnified Party”), against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) based upon the 1933 Act or any other statute or common law and arising by reason of any person acquiring any Shares, and alleging a wrongful act of the Distributor or any of its employees or alleging that the registration statement, prospectus, Shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon and in conformity with information furnished to the Trust by or on behalf of the Distributor.

In no case (i) is the indemnity of the Distributor in favor of the Trust or any Trust Indemnified Party to be deemed to protect the Trust or any Trust Indemnified Party against any liability to which the Trust or such Trust Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Trust or any Trust Indemnified Party unless the Trust or Trust Indemnified Party, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust or upon any Trust Indemnified Party (or after the Trust or such Trust Indemnified Party shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Trust or any Trust Indemnified Party against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

The Distributor shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by the Distributor and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

The Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it or any of its officers in connection with the issue and sale of any of the Trusts’ Shares.

ARTICLE 11. Consequential Damages. In no event and under no circumstances shall either party to this Agreement be liable to anyone, including, without limitation, the other party, for consequential damages for any act or failure to act under any provision of this Agreement.

ARTICLE 12. Effective Date. This Agreement shall be binding upon the Trust upon approval by the full board of trustees and by a majority of the Qualified Trustees (as defined below) and shall commence upon the date of initial public offering of Shares of the Trust, and, unless terminated as provided, shall continue in force for two year(s) from the initial public offering (“Effective Date”) and thereafter from year to year, provided that such annual continuance is approved by (i) either the vote of a majority of the Trustees of the Trust, or the vote of a majority of the outstanding voting securities of the Trust, and (ii) the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or the Trust’s distribution plan or interested persons of any such party (“Qualified Trustees”), cast in person at a meeting called for the purpose of voting on the approval. This Agreement shall automatically terminate in the event of its assignment. As used in this paragraph the terms “vote of a majority of the outstanding voting securities,” “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act. In addition, this Agreement may at any time be terminated without penalty by a vote of a majority of Qualified Trustees or by vote of a majority of the outstanding voting securities of the Trust upon not less than sixty days prior written notice to the other party. This Agreement may be terminated by the Distributor without penalty only upon termination of the Services Agreement in accordance with its terms.

ARTICLE 13. Notices. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, at 7501 Wisconsin Avenue, Suite 1000, Bethesda, Maryland 20814, Attn: General Counsel; and if to the Distributor, One Freedom Valley Drive, Oaks, Pennsylvania 19456, Attn: General Counsel.

ARTICLE 14. Limitation of Liability. A copy of the Certificate of Trust of the Trust is on file with the Secretary of State of the State of Delaware, and notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

Each Portfolio shall be regarded for all purposes hereunder as a separate party apart from each Portfolio. Under the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Trust shall be deemed to relate solely to the particular Portfolio to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Portfolio constitute a right, obligation, or remedy applicable to any other Portfolio. The use of this single document to memorialize the separate agreement of each Portfolio is understood to be for clerical convenience only and shall not constitute any basis for joining the Portfolios for any reason.

The Distributor shall not be liable to the Trust for any damages arising out of (i) activities or statements of sales or wholesaler personnel who are employed and supervised by the Trust’s investment adviser or its affiliates (collectively, the “Adviser”), (ii) any act or omission of the Trust’s transfer agent, (iii) any act or omission hereunder unless such act or omission is the result of Distributor’s bad faith, gross negligence or willful misconduct in the performance of its duties hereunder, (iv) any misstatement or omission in the Trust’s registration statement, prospectus, shareholder report or other information filed or made public by the Trust (as from time to time amended), provided that such misstatement or omission was not made in reliance upon, and in conformity with, information furnished to the Trust by Distributor, (v) the operation of a customer contact center or similar call center by the Adviser or one of its agents, or (vi) mistakes or errors in data provided to Distributor by, or interruptions or delays or communications with, any other service providers to the Trust.

ARTICLE 15. Representations of SEI.

(a) The Distributor represents and warrants that this Agreement has been duly authorized by Distributor and, when executed and delivered by Distributor, will constitute a legal, valid and binding obligation of Distributor, enforceable against Distributor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(b) The Distributor further represents and warrants that it is a member of the NASD and agrees to abide by all of the rules and regulations of the NASD, including, without limitation, its Conduct Rules. The Distributor agrees to comply with all applicable federal and state laws, rules and regulations. The Distributor agrees to notify Advisor immediately in the event of its expulsion or suspension by the NASD. Expulsion of the Distributor by the NASD will automatically terminate this Agreement immediately without notice. Suspension of the Distributor by the NASD will terminate this Agreement effective immediately upon written notice of termination to the Distributor from Advisor.

(c) The Distributor further represents that its anti-money laundering program (“AML Program”), at a minimum, (i) designates a compliance officer to administer and oversee the AML Program, (ii) provides ongoing employee training, (iii) includes an independent audit function to test the effectiveness of the AML Program, (iv) establishes internal policies, procedures, and controls that are tailored to its particular business, (v) includes a customer identification program consistent with the rules under section 326 of the USA Patriot Act, (vi) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (vii) provides for screening all new and existing customers against reports and suspicious activity reports, (vii) provides for screening all new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the USA Patriot Act, and (viii) allows for appropriate regulators to examine its anti-money laundering books and records. Notwithstanding the foregoing, the Trust acknowledges that the Authorized Participants (that is, a person authorized to purchase and redeem aggregations of a specified number of Shares of any Fund in accordance with the exemptive order noted below) are not “customers” for the purposes of 31 CFR 103.

(d) The Distributor represents and warrants that (i) it has in place compliance policies and procedures reasonably designed to ensure compliance with the Federal Securities Laws as that term is defined in Rule 38a-1 under the 1940 Act; (ii) it will upon request provide reports and certifications in a mutually agreed upon form to the Trust’s Chief Compliance Officer regarding the foregoing, and (iii) it will maintain appropriate records in accordance with Rule 38a-1.

(e) To the extent applicable, the Distributor agrees that it will comply with any requirements set forth in (i) the Exchange Act Rule 19b-4 relief provided to the American Stock Exchange LLC (Release No. 34-52197; File No. SR-Amex-2004-62) or similar relief which may be provided to any other listing exchange and with respect to which the Distributor receives adequate advance notice; (ii) the Third Amended and Restated Application for an Order under Section 6(c) of the 1940 Act for an exemption from Sections 2(a)(32), 5(a)(1), 22(d) and 24(d) of the 1940 Act and Rule 22c-1 under the 1940 Act and under Sections 6(c) and 17(b) of the 1940 Act for an exemption from Sections 17(a)(1) and 17(a)(2) of the 1940 Act, File No. 812-12354 (“Exemptive Order”); (iii) the registration statement of the Funds; and (iv) the Request for Exemptive, Interpretive or No-Action Relief from Section 11(d)(1) of the Exchange Act and Rules 10a-1, 10b-10, 10b-17, 11d1-2, 14e-5, 15c1-5, 15c1-6, Rules 101 and 102 of Regulation M and Rule 200(g) of Regulation SHO.

(f) To the extent the Distributor has access to the Trust’s portfolio holdings prior to their public dissemination, the Distributor represents and warrants that it will comply with the Trust’s portfolio holdings disclosure policy.

(g) The Distributor represents and warrants that it is not an “affiliated person” (as defined under the Investment Company Act of 1940, as amended) with the AMEX, any other listing exchange or any underlying index provider for any Portfolio.

(h) The Distributor represents and warrants that it will not make any secondary sales to brokers or dealers at a concession.

ARTICLE 16. Return of Records. The Distributor shall promptly upon the demand of the Advisor and/or the Trust, turn over to the Advisor and/or the Trust files, records and documents created and maintained by the Distributor pursuant to this Agreement which are no longer needed by the Distributor in the performance of its services or for its legal protection. If not so turned over to Advisor and/or the Trust, such documents and records will be retained by the Distributor for six years from the year of creation. At the end of such six year period, such records and documents will be turned over to the Advisor and/or the Trust unless the Trust authorizes in writing the destruction of such records and documents.

ARTICLE 17. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

ARTICLE 18. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

ARTICLE 19. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

ARTICLE 20. Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

ARTICLE 21. Confidentiality. During the term of this Agreement, the Distributor and the Trust may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to one of the parties which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to such party. Confidential Information includes, without limitation, financial information, proposal and presentations, reports, forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities). Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known through lawful means; (ii) at the time of receipt the information was already actually known to the other party; or (iii) the information is disclosed to the other party without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from one of the parties, as the case may be, or any of their respective principals, employees, affiliated persons, or affiliated entities. The parties understand and agree that all Confidential Information shall be kept confidential by the other both during and after the term of this Agreement. The parties further agree that they will not, without the prior written approval by the other party, disclose such Confidential Information, or use such Confidential Information in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of this Agreement and as approved by the other party or as required by law. Under no circumstances shall Distributor serve in any capacity with respect to investment companies structured as exchange traded funds whose investment objective or strategy is to produce a return that is a multiple (or an inverse multiple) of the return of a particular underlying index managed, advised or sponsored by Padco Advisors, Inc., Padco Advisors II, Inc. or their affiliates.

IN WITNESS WHEREOF, the Trust and Distributor have each duly executed this Agreement, as of the day and year above written.

PROSHARES TRUST

By:	/s/Louis M. Mayberg
Name:	Louis M. Mayberg
Title:	President

SEI INVESTMENTS DISTRIBUTION CO.

By:	/s/ Al J. DelPizzo
Name:	Al J. DelPizzo
Title:	VP

APPENDIX A

ADDITIONAL SERVICES

(1)	forward any complaints concerning the Trust received by the Distributor to the Trust, assist in resolving such complaints, and maintain a log of such complaints as required by applicable law;

(2)	provide an order processing system pursuant to which the Authorized Participants may contact the Distributor (or its affiliates) and place requests to create and redeem Shares as set forth in Exhibit C attached to the Services Agreement, including without limitation (a) generating and transmitting confirmations of purchase order acceptances to purchasers of Shares, (b) providing acknowledgement to Authorized Participants that orders have been accepted, (c) rejecting any orders which were not submitted in proper form or in a timely fashion, (d) confirming that Authorized Participants will not place trades that would raise their total holdings to 80% or more of any fund, (e) maintain along with the Trust and its Index Receipt Agent the right to require and rely upon information necessary to determine beneficial share ownership for purposes of the 80% determination or, in lieu of this, accept a certification from an AMEX member firm or a member of such other exchange that the cost basis of the securities so deposited is essentially identical to their market value at the time of deposit, and (f) maintaining a dedicated toll-free line for authorized participants to place share creation and redemption orders;

(3)	assist in the preparation of quarterly materials with regard to sales and other distribution related data reasonably requested by the Board of Trustees of the Trust (the “Board”);

(4)	prepare materials for the Board supporting the annual renewal of the Distribution Agreement;

(5)	make available one or members of its staff to attend Board meetings of the Trust in order to provide information with regard to the ongoing distribution process and for such other purposes as may be requested by the Board;

(6)	in connection with the foregoing activities, maintain an office facility for the Trust;

(7)	in connection with the foregoing activities, furnish the Trust with clerical services, stationery and office supplies; and

(8)	keep and maintain all books and records relating to its services in accordance with Rule 31a-1 under the 1940 Act.

(9)	Assure that Authorized Participants are a registered broker/dealer, a clearing agency registered with the SEC or a participant in the DTC and that all Authorized Participants placing orders have signed participant agreements.

(10)	Distributor will receive purchase and redemption orders by mail up to 4:00 p.m. Mail will be opened and time stamped and order processed if received by 4:00 p.m. Purchase and redemption orders received by telephone, facsimile and other electronic means of communication must be received by 3:00 p.m. Adviser. Any orders received after this time (except for orders by mail) will be rejected and must be resubmitted the following business day, unless the investment adviser to the Trust determines to accept purchase orders between 3:00 p.m. and 4:00 p.m., in which case such option will be disclosed and available to all prospective purchasers on an equal basis and purchasers will receive the NAV of the Portfolio that day as of 4:00 p.m.

(11)	A creation order may be rejected by the Distributor or the Trust in the following circumstances and the Distributor shall monitor for the event described in sub-sections (i), (vi)(to the extent notified by the Index Receipt Agent or Custodian in time for the Distributor to reject the order) and (vii): (i) an Authorized Participant owns more than 80% or more of outstanding Shares of a Portfolio; (ii) a deposit basket does not contain securities specified; (iii) acceptance of a basket would have adverse tax consequences, (iv) acceptance of a basket would be unlawful; (v) acceptance of a basket would have an adverse effect on the Trust, the Portfolios or shareholders; (vi) the value of the all cash payment or the balancing amount exceeds the purchase authorization afforded the authorized participant by the custodian and the authorized participant has not deposited an amount in excess of such authorization with the custodian prior to 3:00 p.m. and (vii) it is impossible to process Share purchases.

(12)	The Distributor will provide confirmations to Authorized Participants disclosing the number of such Creation Units created or redeemed without providing a statement of the identity, number, price of shares of individual Deposit Securities included in the Deposit Basket tendered to the Trust for purposes of creation of Creation Units, or the identity, number and price of shares of individual equity securities held by a Fund to be delivered by the Trust to the redeeming holder. Such confirmations shall state that all information required by Rule 10b-10 will be provided upon request, and any such request for information required by Rule 10b-10 will be filled in a timely manner, in accordance with Rule 10b-10(c).

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